UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2006

GREATER CHINA MEDIA AND ENTERTAINMENT CORP.
(formerly AGA Resources, Inc.)

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-51781

(Commission File Number)

N/A

(I.R.S. Employer Identification No.)

10th Floor, Building A, TongYongGuoJi Center
No.3 Jianguomenwai Road, Chaoyang District, Beijing
China 100101

(Address of Principal Executive Offices) (Zip Code)

86-10-5921-2222

(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Greater China Media and Entertainment Corp., a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 25, 2006, the Registrant and Beijing New-Element Co. Ltd., a company organized and existing under the laws of the People’s Republic of China (“New-Element”), entered into a Joint Venture Agreement (the “Agreement”) for a term of twenty years to be organized in Beijing, China. The purpose of the Agreement is to jointly conduct a marketing and promotional business for selected clients in the People’s Republic of China. A copy of the Agreement is attached as Exhibit 10 hereto and is incorporated by reference herein.

The Registrant will contribute 510,000 RMB to the Joint Venture and will own 51% of the Joint Venture company, having a majority of the seats on the Board of Directors. New-Element will contribute 490,000 RMB to the Joint Venture and will own 49% of the Joint Venture company, having a minority of the seats on the Board of Directors. The Registrant will provide the required working capital for the Joint Venture, and will be in charge of the Joint Venture's accounting management.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The Registrant has agreed to issue 2 million restricted common shares to Jun Wang as additional consideration for entering into the Agreement, in an offering intended to be exempt from registration pursuant to Regulation S under the Securities Act of 1933, as amended. The consideration received by the Registrant for the issuance of the shares was the agreement of New-Element to enter into the Agreement and to transfer its signed marketing and promotion commercial contracts to the Joint Venture.

Apart from any restrictions imposed by Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the parties have agreed that these shares will be restricted from trading for two years from the date of the Agreement. If the Joint Venture meets its profit projections for the first two years, the restrictions agreed to hereby will be removed and the holder of the shares will be entitled to pursue trading privileges pursuant to Rule 144 in accordance with the conditions and limitations of that rule; otherwise, if the profit projections are not met, the Registrant has the right to cancel the shares on a pro rata basis based on their market value and the profit shortfall from projections, and Jun Wang will surrender the certificates for cancellation.

Exhibit Index

No.    Exhibit Description
10     Joint Venture Agreement, dated September 25, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATER CHINA MEDIA AND ENTERTAINMENT CORP.

Date: September 26, 2006	By:	/s/ Xin Wei
Xin Wei
Title: Chairman